Exhibit 99.2



                        JOINT FILERS' NAMES AND ADDRESSES




1. Warburg Pincus Partners, LLC
2. Warburg Pincus LLC
3. Warburg Pincus & Co.
4. Charles R. Kaye
5. Joseph P. Landy







The business address for all of the above reporting persons is:


       c/o Warburg Pincus LLC
       466 Lexington Avenue
       New York, NY 10017